February 13, 2007

Dear Elk Employees:

On Friday ElkCorp announced it has entered into a definitive agreement to be acquired by BMCA in an all-cash transaction that values ElkCorp at approximately $1.12 billion, including the assumption of approximately $173 million of net debt. Our press release is attached.

Friday's announcement represents the end of a long process during which the ElkCorp Board has evaluated every possible strategic alternative for the Company, including a number of competing bids to acquire ElkCorp.

As you know, we previously announced that we had reached an agreement to be acquired by The Carlyle Group for $42.00 per share. Subsequent to that announcement, however, BMCA offered $43.50 in cash per share and, given that the Board has a fiduciary duty to do what it can to maximize value for the Company's shareholders, we have accepted that offer.

BMCA realizes that it has not only acquired a strong business but an industry-leading team as well. The skills and expertise of Elk employees are known throughout the industry and, as part of a larger and stronger organization, I believe this transaction will bring new opportunities for many of you. As we integrate the two companies, there will clearly be some overlap of some operations and functions. It is impossible at this stage to be specific about what impact that will have on staffing levels, but we are committed to making the integration process as clear, equitable and transparent as possible.

While there isn't very much more we can say at this time, we will do our best to keep you as informed as possible as things develop. This week, you will receive more information about the process of tendering your shares and we will also be holding employee meetings later this week to address your questions related to this process.

As I've said before, the incredible interest in our company and the considerable value that resulted from the process is clearly a testament to all of your hard work over the years. I thank you for that and ask for your continued support in serving our customers in the best way we know how.

Sincerely,

Tom Karol,
Chairman and CEO

Additional Information and Where to Find It. In connection with the tender offer by an affiliate of BMCA, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC and expects to file amendments thereto. In connection with the proposed merger with affiliates of BMCA, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by an affiliate of Carlyle, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC, and expects to file amendments thereto. Investors and security holders are strongly advised to read these documents (when they become available in the case of those not yet available) because they will contain important information about the tender offers and the proposed mergers. Free copies of materials which will be filed by ElkCorp will be available at the SEC's web site at www.sec.gov, or through our Information Agent, MacKenzie Partners, Inc., at 1-800-322-2885 and at tenderoffer@mackenziepartners.com, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of ElkCorp's participants in the solicitation is set forth in ElkCorp's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in proxy statements relating to any merger, if one is required to be filed, and in any solicitation/recommendation statements on Schedule 14D-9 when they become available.